Exhibit 10.32

Certain identified information has been omitted from this exhibit because it is not material and of the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.

FIRST AMENDMENT TO CONTRIBUTION AND LICENSE AGREEMENT FOR PHARMACEUTICAL FOU

This First Amendment to the Contribution and License Agreement for Pharmaceutical FOU (this “First Amendment’) dated February 28, 2018 is by and between The Invention Science Fund I, L.L.C. (“ISF1”), a Delaware limited liability company, and Pear Therapeutics, Inc. (“Licensee”, and with ISF1, the “Parties”), a Delaware corporation.

RECITALS

WHEREAS, the Parties entered into the Contribution and License Agreement for Pharmaceutical FOU with an Agreement Date of February 6, 2015 (the “License Agreement’); and

WHEREAS, the Parties wish to amend the License Agreement to, among other things, revise the applicable field of use and the manner in which royalty payments are determined to facilitate sublicenses that are remunerative to both Parties.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants set forth in the License Agreement and this First Amendment, the Parties have agreed as follows:

1. AMENDMENTS

1.1

All capitalized terms not otherwise defined or amended by this First Amendment shall have the meanings ascribed to them in the License Agreement. Section of 1 of the License Agreement entitled “Definitions” is hereby amended as follows:

(a) The definition of “Field of Use” or “FOU” is hereby amended in its entirety to read as follows:

“POU’’ means the Exclusive Field of Use and the Non-Exclusive Field of Use.

(b) The following five definitions are added:

“AAA Rules” means the then current Commercial Arbitration Rules and Mediation Procedures (Including Procedures for Large, Complex Commercial Disputes) of the American Arbitration Association.

“Excluded Field of Use” means (i) the combination of one or more dietary supplements (including vitamins, nutraceuticals, food, dietary minerals, proteins, amino acids and essential fatty acids) and software for treating an indication or side effect, which combination does not include a Drug, provided, however, use by a consumer of software not marketed, sold or available for sale in combination with a dietary supplement is not within the Excluded Field of Use, or (ii) software marketed, labeled, or sold for use in combination with a non-prescription dietary supplement.

“Exclusive Field of Use” means (i) the combination of a Drug for treating an indication and software for treating such indication, (ii) software prescribed by a health care provider for treating an indication, or (iii) software prescribed by a health care provider for addressing a side effect of a Drug, but in each case excluding the Non-Exclusive Field of Use and the Excluded Field of Use.

“New License Agreement’ shall have the meaning set forth in Section 2.2(b).

“Non-Exclusive Field of Use” means (a) with respect to Licensee, software marketed, sold or available for sale without a prescription for health and wellness applications and (b) with respect to an Authorized Sublicensee, software sold or licensed to such Authorized Sublicensee by Licensee that is marketed, sold or available for sale without a prescription for health and wellness applications, but in each case excluding the Excluded Field of Use.”

“Royalty Guidance” shall have the meaning set forth in Section 2.2(b)(vi).

“Royalty Mechanism Dispute” shall have the meaning set forth in Section 11.S(b).

“Sublicense Fee” means at the election of Licensee on a Licensed Product-by-Licensed Product basis, either

(a) a royalty of [***] of Sublicensee Net Revenue or

(b) the greater of

(i) a royalty of [***] on the total of the payments invoiced (or otherwise due) by Licensee and/or its Affiliates to Sublicensee or Sublicensee’s Affiliates for the use, sale, lease, distribution or other disposition of Licensed Products or Revenue Products, or any combination thereof, (provided that with respect to Licensed Products or Revenue Products that require regulatory approval only amounts invoiced with respect to such Licensed Products or Revenue Products that have obtained regulatory approval shall be included), less the sum of the following actual and customary deductions where applicable and separately listed, and paid by Licensee or its Affiliates: sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (including value-added taxes but not income taxes imposed on the sales of Licensed Product or Revenue Product in foreign countries) and

(ii) the sum of (x) [***] of Sublicensee Net Revenue that is not attributable to Combination Products and, (y) [***] of the Total Consideration of Sublicensee and its Affiliates for Combination Products.

1.2	Section of 2 of the License Agreement entitled “Licensing” is hereby amended as follows:

(a) Section 2.1 in the License Agreement is hereby amended and restated in its entirety as follows:

“2.1 License. Subject to compliance with the terms and conditions of this Agreement including, without limitation Section 4, ISF1 hereby grants Licensee commencing on the Closing Date an exclusive worldwide, sublicensable (to the extent permitted under Section 2.2), perpetual license, subject to all Encumbrances under the Licensed Patents to research, develop, make, have made, use, sell, offer to sell, import, export, or distribute Licensed Products solely within or for use within the FOU. The License shall be exclusive in the Exclusive Field of Use (even as to ISF1, subject to the pre-existing internal research license to ISF1 and its Affiliates) and shall be non-exclusive in the Non-Exclusive Field of Use.”

(b) Section 2.2 in the License Agreement is hereby amended and restated in its entirety as follows:

“2.2 Sublicensing.

(a) The License is sublicensable by Licensee (or by Authorized Sublicensees, as provided below) or their respective Affiliates subject to compliance with Section 4 and under a sublicense agreement that (i) is as protective of ISF1 as this Agreement, (ii) does not obligate_ISF1 to any further obligation not expressly contained in this Agreement, and (iii) is expressly limited to the FOU. For clarity, all such sublicense agreements must permit Licensee to audit the books and records of any Sublicensee under terms substantially similar to Section 4.8, and Licensee agrees that Licensee will perform any such audit upon request by ISF1 or an ISF1 Affiliate. “Authorized Sublicensee” shall mean (a) a direct Sublicensee of Licensee or its Affiliate, or (b) any further sublicensee approved by ISF1 in advance; provided, however, that ISF1 shall not unreasonably withhold such approval.

(b) If this Agreement is terminated by ISF1 pursuant to Section 8.2, 8.3(i), 8.3(ii), 8.3(iii), 8.3(iv), 8.6, or 8.8(i), and an Authorized Sublicensee is not, at the time of such termination, in breach of its obligations to Licensee under the applicable Sublicense, then upon written request by such Authorized Sublicensee, which request shall be provided to ISF1 no later than thirty (30) days following Authorized Sublicensee’ s receipt of a termination notice from Licensee (a copy of which will be provided to ISF1 by Licensee), ISF1 will grant to such Authorized Sublicensee a direct license under the Licensed Patents that are sublicensed to such Authorized Sublicensee (the “New License Agreement”) subject to the following terms:

(i) the New License Agreement (A) must be as protective of ISF1 as this Agreement, (B) must not obligate ISF1 to any further obligation not expressly contained in this Agreement, and (C) must be expressly limited to the FOU;

(ii) the New License Agreement will have effect as of the date of the termination of this Agreement;

(iii) the grant of rights with respect to the Licensed Patents set forth in the New License Agreement, subject to clause (i) of this Section 2.2(b), will provide for the same grant of rights (including scope of exclusivity and territory) as the grant of rights by the Licensee to the Authorized Sublicensee in the relevant Sublicense;

(iv) the royalties due under the New License Agreement with respect to a Licensed Product or Revenue Product that do not include, either directly or indirectly, a Drug component (i.e., is not a Combination Product) will be [***] of Net Revenue, wherein the Authorized Sublicensee will be substituted for the Licensee in the definition of Net Revenue;

(v) the royalties due under the New License Agreement with respect to a Combination Product that is being sold by such Authorized Sublicensee pursuant to the applicable Sublicense prior to the date of such termination of the Agreement will be determined using the same calculation used to determine the royalties owed by Licensee to ISF1 on such Combination Product under Section 4.1a or 4.1b, as applicable, immediately prior to such termination of the Agreement; and

(vi) the royalties due under the New License Agreement with respect to a Combination Product that is not yet being sold by such Authorized Sublicensee pursuant to the applicable Sublicense on the date of such termination of the Agreement will be subject to the good faith negotiations of ISF1 and the Authorized Sublicensee giving due consideration to (A) the allocation methodology provided in the applicable Sublicense with respect to the Drug and software components of the Combination Product and (B) the amounts ISF1 would have received from Licensee as the Sublicense Fee on sales by Sublicensee of such Combination Product had the Agreement not been terminated ((A) and (B) are collectively referred to as the “Royalty Guidance”). ISF1 and the Authorized Sublicensee shall initiate such good faith negotiations at least six (6) months prior to Authorized Sublicensee’s commercial launch date for the applicable Combination Product. IfISF1 and the Authorized Sublicensee are not able to reach agreement within ninety (90) days following the initiation of such good faith negotiations, the parties will resolve the matter according to the arbitration mechanism set forth in Section 11.5(b).

1.3	Section of 4 of the License Agreement entitled “Royalties and Payments” is hereby amended as follows:

(a) Section of 4.1a of the License Agreement entitled “Revenue Royalty on Sales Without Drugs” is hereby amended and restated in its entirety as follows:

“4.1a Revenue Royalty on Sales Without Drugs. In the event that Licensee, a Sublicensee, or one or more of their Affiliates, as applicable, sells a Licensed Product that is not part of a Combination Product, or sells a Combination Product for which it does not pay, reimburse, rebate, or provide other consideration for the cost of the Drug component of such Combination Product to a third party, Licensee will pay (i) on sales by Licensee and its Affiliates, a royalty of [***] of Net Revenue and (ii) on sales by Sublicensee and its Affiliates, the Sublicense Fee (individually or collectively the “Revenue Royalties”). In all cases the Revenue Royalties are to be paid in U.S. dollars, based on the U.S. dollar value of the Net Revenue, or Sublicense Revenue as applicable. Revenue Royalties under (i) and (ii) are due in the year they are accrued and payable along with the royalty report pursuant to Section 4.5 irrespective of whether Minimum Royalties are payable for the same period. For clarity, if Minimum Royalties are due in the same period as Revenue Royalties, the Royalty due in such period will equal (a) the Minimum Royalty if the aggregate of the Revenue Royalty and each Consideration Fee is less than the Minimum Royalty or (b) the aggregate of the Revenue Royalty and each Consideration Fee if such aggregate amount is greater than the Minimum Royalty.”

(b) Section of 4.1b of the License Agreement entitled “Revenue Consideration For Sales Of Combination Products” is hereby amended and restated in its entirety as follows:

4.1 b Revenue Consideration For Sales Of Combination Products. In the event that Licensee, Sublicensee, or one or more of their Affiliates, sells a Combination Product for which it is obligated to purchase, reimburse, or rebate the cost of Drugs in connection with the direct or indirect use, sale, license, distribution, or other disposition of such Combination Product, Licensee will select one of the following two options:

(i). Option 1:

For such Combination Product, Licensee agrees to pay (i) on sales by Licensee to person other than a Sublicensee or Sublicensee Affiliate, a royalty of [***] of the Total Consideration and (ii) on sales by Sublicensee and its Affiliates, the Sublicense Fee.

(ii). Option 2:

Licensee agrees to pay an annual fee in accordance with the following Consideration Fee Schedule (Table 1) for each such Combination Product directly or indirectly sold, licensed, distributed or otherwise disposed of by Licensee, a Sublicensee, or their respective Affiliates or agents.

Table 1. Consideration Fee Schedule

Total Consideration (in millions of US$)	Annual Fee (in US$)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

All Consideration Fees under (i) and (ii) above are due in the year they are accrued and payable along with the royalty report pursuant to Section 4.5 irrespective of whether Minimum Royalties are payable for the same period. For clarity, if Minimum Royalties are due in the same period as any Consideration Fee, the Royalty due in such period will equal (a) the Minimum Royalty if the aggregate of the Revenue Royalty and each Consideration Fee is less than the Minimum Royalty or (b) the aggregate of the Revenue Royalty and each Consideration Fee if such aggregate amount is greater than the Minimum Royalty.

1.4	Section of 5.1 of the License Agreement entitled “Terms of the Agreement” is hereby amended and restated in its entirety as follows:

“5.1 Terms of the Agreement or Information Related to Common Stock. Neither Party shall disclose the terms of this Agreement to any third party, and ISF1 shall not disclose information related to, or received in connection with, the Common Stock ISF1 holds in Licensee, without the prior written consent of the non-disclosing party, except:

(a) to attorneys, auditors, banks, current or prospective financing sources or partners of or other advisors of such party or its Affiliates, provided appropriate and reasonable confidentiality arrangements are established with such parties;

(b) to such party’s actual or potential investors in or providers of debt financing to such party, or any Sublicensee, or Affiliates of either party, or any actual or potential investors in such Sublicensee or such Affiliates, provided appropriate and reasonable confidentiality arrangements are established with such Sublicensee, such Affiliates, or such investors;

(c) as may be necessary in the opinion of legal counsel to comply with the requirements of judicial process, any law, government order, or regulation, provided that, to the extent permitted by applicable law, the non-disclosing party is given reasonable advance notice of the same (e.g., so as to afford the non-disclosing party a reasonable opportunity to appear, object and obtain a protective order or other appropriate relief regarding such disclosure); or

(d) pursuant to prior written agreement between the parties.

Notwithstanding the foregoing, any party may disclose (i) the existence (but not the terms) of the Agreement to any third party; and (ii) the scope of the rights granted in the licenses or the Covenant (but not any other terms) to any party under a written agreement with such party requiring such party to maintain the disclosed information confidential.

1.5	Section of 7 of the License Agreement entitled “Continuing Obligations” is hereby amended as follows:

(a) Section 7.2 in the License Agreement is hereby amended and restated in its entirety as follows:

“7.2 Patent Prosecution Rights. ISF1 or an ISF1 Affiliate will, at its expense, prepare, file, prosecute, and maintain the Licensed Patents in good faith taking into equal account the interests of Licensee and all other Exclusive Licensees, if any. Licensee will, without any further compensation, cooperate fully and comply with all reasonable requests made by ISF1 or its Affiliates in furtherance of filing, prosecution, or maintenance of any of the Licensed Patents. ISF1 or an ISF1 Affiliate shall give at least thirty (30) days’ prior written notice to Licensee if ISF1 or such ISF1 Affiliate has decided to abandon its preparation, filing, prosecution or maintenance of any Licensed Patents or any claim thereof (“Abandoned Patent Rights”). In the event that ISF1 or an ISF1 Affiliate decides to abandon such Abandoned Patent Rights and either there are no Exclusive Licensees of such Abandoned Patent Rights or the claims of such Abandoned Patent Rights are limited to subject matter that is within the Exclusive Field of Use, Licensee shall have the right, but not the obligation, at Licensee’s discretion, either to (i)

assume the costs ofISF1 or its Affiliate continuing prosecution and maintenance of such Abandoned Patent Rights ifISF1 or its Affiliate is willing to so continue, or (ii) assume direct control of the preparation, filing, prosecution and maintenance of such Abandoned Patent Rights, at Licensee’s sole expense. If there is any other Exclusive Licensee of the Abandoned Patent Rights, ISF1 may require any claims that constitute Abandoned Patent Rights to be prosecuted by Licensee to be limited to subject matter that is within the Exclusive Field of Use given the subject matter of the patent application and any licensing obligations ISF1 may have to other parties, by means of filing one or more continuation applications or other means reasonably acceptable to ISF1’s patent counsel. Subject to the foregoing, ISF1 will have no further obligation under this Section 7.2 or other provisions of this Agreement with regard to the Abandoned Patent Rights. Any Sublicense granted by Licensee with respect to any Abandoned Patent Rights by ISF1 or an ISF1 Affiliate is not subject to termination or alteration provided such Sublicense was granted prior to any abandonment. For clarity, this Section 7.2 does not apply to any Licensed Patents that are the subject of an infringement action or validity defense that is subject to Section 7.5.”

(b) Section 7.4 in the License Agreement is hereby amended and restated in its entirety as follows:

“7.4 Patent Office and Other Similar Proceedings. ISF1 or an ISF1 Affiliate will promptly infonn Licensee upon becoming aware of any request for, filing or institution of any proceeding before a patent office, administrative body, or court (to the extent that the court proceeding is initiated as an appeal from the decision of the patent office or other administrative body), seeking to protest, oppose, cancel, re-examine, declare an interference proceeding, or initiate any other proceeding affecting the scope, ownership, validity, or term of any of the Licensed Patents (“Proceeding”). ISF1 or an ISF1 Affiliate will have the right, at ISF1’s or such Affiliate’s discretion, to conduct or defend such Proceeding at its sole expense. Licensee will, without any further compensation, cooperate with any and all reasonable requests by ISF1 or such ISF1 Affiliate relating to any such proceeding including requests to appoint ISF1 or an ISF1 Affiliate, as its authorized representative for the purpose of conducting and defending any such Proceeding in consultation with Licensee in the FOU. In the event that ISF1 wishes to abandon the conduct or defense of such Proceeding, and there are no other Exclusive Licensees, and the Licensed Patents or claims thereof are limited to subject matter that is within the Exclusive Field of Use, Licensee shall have the right, but not the obligation, at Licensee’s discretion, either to (i) assume the costs of ISF1 or its Affiliate continuing to conduct or defend such Proceeding, if ISF1 or its Affiliate is willing to so continue, or (ii) assume direct control and defense of such Proceeding, at Licensee’s sole expense For clarity, no infringement actions or validity defenses subject to Section 7.5 are subject to this Section 7.4.”

(c) Section 7.5 in the License Agreement is hereby amended and restated in its entirety as follows:

“7.5 Enforcement and Defense. Each party will promptly give the other party notice upon becoming aware of any instance of infringement of any Licensed Patents in the Exclusive Field of Use (“Notice of Infringement”). If the infringing activity is solely within the Exclusive Field of Use and there are no Exclusive Licensees of the infringed Licensed Patents, Licensee shall have the first right, at its discretion, but not the obligation, to initiate, direct and settle any infringement action or validity defense relating to such infringement of the Licensed Patents (“Litigation”), at its own expense and by counsel of its own choice, and ISF1 shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If ISF1 does not elect to be represented in such Litigation, Licensee shall reimburse ISF1 for all reasonable and customary costs and expenses incurred by ISF1 in cooperating with any reasonable requests made by Licensee including being joined to the Litigation proceeding. In all other cases of infringement of the Licensed Patents, ISF1 shall have the first right, at its discretion, but not the obligation, to initiate, direct and settle any Litigation, provided that any settlement agreement granting rights under the Licensed Patents within the Exclusive Field of Use requires Licensee’s prior written consent (not to be unreasonably withheld, delayed or conditioned by Licensee), and, to the extent such infringement is in the Exclusive Field of Use, Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. All Litigation by either party under this Section 7.5 shall be subject to the following:

(a) The party having the first right to initiate, direct and settle any Litigation with respect to infringement of the Licensed Patents under this Section 7.5 (the “First Right Party”) will provide the other party with written notice as to whether or not it intends to initiate such Litigation (“Initiation Notice”) within ninety (90) days following Notice of Infringement, and, if ISF1 is the First Right Party, that Initiation Notice will include ISF1’s good faith estimate of the expense of such Litigation.

(b) If Licensee is the First Right Party with respect to any infringement of the Licensed Patents, and Licensee either notifies ISF1 within such 90-day period that Licensee does not intend to initiate Litigation with respect to such infringement, or Licensee fails to provide any Initiation Notice to ISF1 within such 90-day period, then ISF1 shall have the right, at its discretion, but not the obligation, to initiate, direct and settle Litigation with respect to such infringement at ISF1’s expense, provided that any settlement agreement granting rights under the Licensed Patents within the Exclusive Field of Use requires Licensee’s prior written consent (not to be unreasonably withheld, delayed or conditioned by Licensee), and Licensee shall not share in any recovery from such Litigation.

(c) If (A) ISF1 is the First Right Party with respect to any infringement of the Licensed Patents, (B) the infringing activity is both within and outside of the Exclusive Field of Use, and (C) ISF1’s Initiation Notice specifies that ISF1 intends to initiate Litigation, then, except as set forth in Section 7.5(d), such expenses shall be equitably allocated among such fields of use outside of the Exclusive Field of Use and the Exclusive Field of Use, by reasonable agreement between ISF l, all Exclusive Licensees and Licensee (“Expense Allocation”). If ISF1, any Exclusive Licensee and Licensee are unable to reach agreement concerning the Expense Allocation within thirty (30) days of the Initiation Notice, ISF1 shall reasonably and in good faith allocate such expenses equitably taking into equal account the reasonable interests of Licensee, each Exclusive Licensee and ISF1, provided that in no event shall Licensee’s Expense Allocation exceed [***] without the express written consent of Licensee. If Licensee agrees in writing to pay its share of the expenses as allocated in this Section 7.5(c) within forty (40) days of the Initiation Notice, ISF1 will pennit Licensee to defer reimbursement for the Licensee’s allocation of expenses. Subject to Section 7.5(f), in no event may such deferment be later than sixty (60) days after the final adjudication, entry of a settlement agreement or dismissal of the Litigation. In addition, if the actual expenses of such Litigation exceed [***] of ISF1’s good faith estimate of such expenses as set forth in its Initiation Notice, Licensee shall not be obligated to pay more than its Expense Allocation on [***] of ISF1’s good faith estimate.

(d) IfISF1 is theFirst Right Party and Licensee gives notice to ISF1 within forty (40) days of the Initiation Notice that Licensee declines to fund Licensee’s allocated share of expenses of the Litigation, then (i) Licensee will not be obligated to pay the expenses of such Litigation, and (ii) Licensee shall not share in any recovery.

(e) IfISF1 is theFirst Right Party, ISF1 will carry out its obligations under the preceding portions of this Section 7.5 in an efficient and cost-effective manner. Licensee will, without any further compensation but with its reasonable out-of-pocket expenses reimbursed (except as set forth in Section 7.5(f)), cooperate fully with any and all reasonable requests by ISF1 relating to any such Litigation including being joined in any such Litigation proceeding. If ISF1 elects not to initiate, or after initiation elects not to continue, Litigation proceedings in respect of an allegation of infringement or to conduct a defense in respect of a Licensed Patent’s validity or enforceability, ISF1 will, within a reasonable period of time following its decision, inform Licensee of its election. Thereafter, if Licensee elects to have the right, at its own expense to initiate, conduct or settle such action or conduct such defense, it shall inform ISF1 of the same by written notice provided, however, that Licensee shall not have such rights unless and until consented to by ISF1 and all other Exclusive Licensees, if any, in writing.

(f) Any money recovered by Licensee as a result of any Litigation under this Section 7.5 with respect to which it is the First Right Party, or with respect to which ISF1 was the First Right Party but elected not to initiate or continue Litigation, will be distributed first to reimburse Licensee’ s and ISF1’s direct, reasonable, documented expenses actually incurred (and not previously reimbursed), and then any remaining balance shall be allocated to Licensee and be treated as Net Revenue for purposes of Section 4. la in the quarter in which it is received. Any money recovered by ISF1 as a result of any Litigation under this Section 7.5 which Licensee helps to fund will be distributed first to reimburse ISF1’s, Licensee’ s and any other Exclusive Licensee’s direct, reasonable, documented expenses actually incurred (although ISF1 will not receive reimbursement under this sentence of any such expenses already reimbursed to ISF1 by Licensee pursuant to this Section 7.5), and then any remaining balance shall be allocated pro rata to ISF1, Licensee and any other participating Exclusive Licensee in the same proportion as such entity’s contribution to the aggregate expenses of bringing and conducting the proceeding and settlement under this Section 7.5.”

1.6	Section of 8.8 of the License Agreement entitled “Termination for Failure to Operate in the FOU’ is hereby amended and restated in its entirety as follows:

“8.8 Termination for Failure to Operate in the FOU.

(i) “Failure to Operate” shall mean a failure of Licensee, an Authorized Sublicensee and their Affiliates, following commercial launch of a Licensed Product or Revenue Product, to sell or offer for sale at least one Licensed Product or Revenue Product in the Exclusive Field of Use for a period of at least one (1) year, subject to tolling in respect of regulatory barriers to sale outside of Licensee’ s control.

(ii) In the event of a Failure to Operate pursuant to Section 8.8(i), and subject to Section 8.9 hereof, this Agreement and all licenses and other rights granted under the Agreement shall terminate pursuant to Section 8.3(iv).”

1.7	Section of 11.5 of the License Agreement entitled “Applicable Law and Venue” is hereby amended and restated in its entirety as follows:

“11.5 Applicable Law and Venue.

(a) The validity, construction and performance of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict oflaws. Each Party hereto irrevocably consents to binding arbitration in a neutral jurisdiction in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein.

(b) Notwithstanding Section 11.5(a), if ISF1 and the Authorized Sublicensee are unable to reach agreement within the ninety (90) day negotiation time period set forth in Section 2.2(b)(vi) (“Royalty Mechanism Dispute”) and such Authorized Sublicensee agrees to resolve such Royalty Mechanism Dispute in accordance with this Section 11.5(b), ISF1 and the Authorized Sublicensee will submit the Royalty Mechanism Dispute to mediation and, if necessary, arbitration pursuant to the following provisions:

(i) Such persons will jointly appoint a mutually acceptable mediator and agree to participate in good faith in a mediation session that shall occur within thirty (30) days from the Royalty Mechanism Dispute or such extended period agreed to by such persons in writing. If the mediation does not result in a resolution within thirty (30) days after the mediation session, such persons will resolve the Royalty Mechanism Dispute by final and binding arbitration conducted in English by one arbitrator reasonably familiar with patent valuation and licensing, which arbitration will occur in Bellevue, Washington, U.S.A. in accordance with the then-current AAA Rules as modified by this Section 11.5(b). The arbitrator will be selected by mutual agreement of such persons or, failing such agreement, in accordance with the AAA Rules.

(ii) Each of such persons will submit to the arbitrator and exchange with the other its best offer, which best offers will provide, to the extent possible, reasonable support for the basis and amounts included in such proposed method for determining the applicable amounts contemplated by Section 2.2(b)(vi). In the event the arbitrator requests more information than the information included in the best offers, ISF1 or the Authorized Sublicensee (as applicable) will provide the arbitrator and the other person such additional information as the arbitrator requests. The arbitrator shall be limited to selecting one of the two positions submitted, which selection will take into account the Royalty Guidance and shall be final and binding upon such persons.

(iii) Each of such persons will bear its own attorney fees, and all other costs of any mediation and/or arbitration will be borne by such persons equally.

2. MISCELLANEOUS

2.1

All other terms and conditions of the License Agreement shall remain the same and shall remain in full force and effect. The provisions set forth in Section 11 of the License Agreement (except as amended herein) shall apply to this First Amendment.

2.2	This First Amendment may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this First Amendment to be executed by their respective authorized representatives.

ISF1:		LICENSEE:
The Invention Science Fund I, L.L.C.		Pear Therapeutics, Inc.

By:	/s/ Clarence Tegreene	By:	/s/ Corey McCann
Name: Clarence Tegreene		Name: Corey McCann
Title: EVP		Title: Chief Executive Officer